Exhibit 99.1

Eagle Broadband Reports Third Quarter 2007 Results

LEAGUE CITY, Texas, Jul 23, 2007 (BUSINESS WIRE) -- Officials with Eagle Broadband, Inc. (EAGB.OB), a national provider of broadband, Internet protocol (IP) and digital communications technology and services, today announced that the company has filed its Form 10-Q with the Securities and Exchange Commission reporting results for the fiscal quarter ended May 31, 2007.

Revenues increased slightly to $808,000 from $801,000 in the third quarter of last year. However, gross margins improved by $126,000, cutting the quarterly gross margin loss almost in half to 18% from 34% in the same quarter last year. Net loss from operations for the quarter was $7.3 million versus $2.5 million from the same quarter last year, the majority of which was not cash-related. Operating expenses this quarter included an $8.7 million impairment charge largely associated with the continued reduction in asset valuation of the fiber infrastructure which Eagle Broadband installed in its Houston cable communities many years ago. Partially offsetting this non-cash charge was the recognition of non-cash income related to derivative financial instruments and the effect of reversing old accounts payable which the company deemed uncollectible.

"The company continues to suffer the financial effects of historical circumstances," said Dave Micek, president and CEO of Eagle Broadband. "However, the cash flow aspects of our business continue to turn around, as our revenues improve and our costs continue to fall. Additional progress on these operating fundamentals will overtake our historical impediments and help Eagle move closer to its goal of positive cash flow."

Net cash used for operating activities was up only two percent for the third quarter at $5.1 million versus $5.0 million for the same quarter a year ago. The company has continued to be successful in raising additional financing with $2.2 million of net cash provided by financing activities during the third quarter this year versus only $0.8 million for the same period a year ago.

Micek continued, "While Eagle continues to face extreme financial challenges in the short term, the operating fundamentals of our business units continue to improve. Our IT Services division is experiencing continuing successful revenue and margin growth, especially in its Satellite Services group. As well, our IPTV group continues to ramp operational subscriber revenues from its Miami customers. And, our set-top box business has now started shipping our new IP3000HD set-top box in growing volumes to our leading hospitality customer."

A summary of operational highlights for the quarter includes:

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Completed the software for our IP3000HD set-top box, thereby  transitioning from research and development to sales and  marketing for this important product.

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Signed our first large set-top box sales contract for the  IP3000HD set-top box, calling for $6.4 million in sales over a  thirteen month period to a leading hospitality integrator.

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Acquired the Satellite Services installation group from  Alliance Maintenance Services and that group produced 80%  higher than expected revenues in its first two months.

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Signed a $500,000 purchase order with Sprint for IT Services  installations at many of the nation's airports on behalf of  the Transportation Security Administration.

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Succeeded in getting our first condominium of recurring  monthly revenue IPTV subscribers fully operational, which, in  turn, began to generate IPTV revenues in Miami.

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Entered into an agreement to sell most of Eagle's fiber  infrastructure for its Houston cable communities to Optical  Entertainment Network, Inc. for between $1.9 Million and $2.7  Million.

About Eagle Broadband, Inc.

Eagle Broadband is a leading national provider of IPTV products and services through its two core divisions:

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IPTV - Eagle Broadband's IPTVComplete(TM) provides direct access to more than 250 channels of high-demand programming from popular entertainment providers, often using Eagle's high-definition, set-top boxes which also sell into hospitality markets.

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IT Services - Eagle Broadband's IT Services Group is a full-service integrator offering a complete range of network technology products including commercial two-way VSAT satellite dish installation services, VoIP, remote network management, network implementation services and IT project management services.

For more information on Eagle Broadband, visit www.eaglebroadband.com

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Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, the company's ability to continue as a going concern, the company's liquidity constraints and ability to obtain financing and working capital on favorable terms, the continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

SOURCE: Eagle Broadband, Inc.